FIRST TRUST SERIES FUND
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187



                                October 24, 2012



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


       Re:    First Trust Short Duration High Income Fund (the "Fund")
              --------------------------------------------------------


Ladies and Gentlemen:

      The undersigned, First Trust Series Fund (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 7 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-168727), filed on October 5, 2012, so that the same may become effective at 9:00 a.m., Eastern Time on November 1, 2012 or as soon thereafter as practicable.

                                        Very truly yours,

                                        First Trust Series Fund

                                        By: /s/ W. Scott Jardine
                                            ---------------------------------
                                            W. Scott Jardine, Secretary


                                        First Trust Portfolios L.P.

                                        By: /s/ W. Scott Jardine
                                            ---------------------------------
                                            W. Scott Jardine, Secretary